Exhibit 21.1

Donnelley Financial Solutions, Inc.

Entity Name	Entity Type	Domestic Jurisdiction
Bowne International, L.L.C.	Limited Liability Company	Delaware
DFS International Holdings, Inc.	Corporation	Delaware
Donnelley Financial Data Solutions Deutschland GmbH	Limited Liability Company	Frankfurt/Main
Donnelley Financial Solutions Australia Pty Limited	Limited Liability Company	Victoria
Donnelley Financial Solutions Canada Corporation	Corporation	Nova Scotia
Donnelley Financial Solutions Canada Holdings ULC	Unlimited Company	Nova Scotia
Donnelley Financial Solutions do Brasil Ltda.	Limited Liability Company	Brazil
Donnelley Financial Solutions France Sarl	Limited Liability Company	France
Donnelley Financial Solutions Group UK Limited	Public Limited Company	England and Wales
Donnelley Financial Solutions Holdings UK Limited	Limited Liability Company	England
Donnelley Financial Solutions Hong Kong Limited	Limited Liability Company	Hong Kong
Donnelley Financial Solutions Ireland Limited	Limited Liability Company	Ireland
Donnelley Financial Solutions Japan Inc	Corporation	Tokyo
Donnelley Financial Solutions Luxembourg SARL	Limited Liability Company	Luxembourg
Donnelley Financial Solutions Poland sp. z o.o.	Limited Liability Company	Poland
Donnelley Financial Solutions Russia LLC	Limited Liability Company	Republic of Tatarstan
Donnelley Financial Solutions Singapore Pte. Ltd.	Limited Liability Company	Singapore
Donnelley Financial Solutions UK Limited	Limited Liability Company	England and Wales
Donnelley Financial, LLC	Limited Liability Company	Delaware
Donnelley Translation Services (Shanghai) Co., Ltd.	Limited Liability Company	China
LATFIN Holdings, LLC	Limited Liability Company	Delaware
Roman Financial Press (Holdings) Limited	Limited Liability Company	British Virgin Islands
RR Donnelley International de Mexico, S.A. de C.V.	Corporation	Mexico
Guardum Holdings Limited	Company Limited by Shares	England and Wales